Investor Contact:
Dan Ferry
617-430-7576
daniel@lifesciadvisors.com

Genocea Provides First Quarter 2020 Corporate Update

Clinical stage programs GEN-009 and GEN-011 continue to advance
Anticipate GEN-011 IND filing in Q2
Expect GEN-009 Phase 1/2a Part B readout in Q3
GEN-011 Virtual Symposium planned for May 12th

Conference call today at 8:30 a.m. EDT

CAMBRIDGE, Mass., April 30, 2020 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, today reported its operating and financial results for the first quarter ended March 31, 2020.

Genocea remains on track with its two differentiated clinical stage programs - GEN-009 (neoantigen vaccine) and GEN-011 (neoantigen cell therapy). The GEN-009 phase 1/2a clinical trial has reached sufficient enrollment for Part B of the study, which evaluates GEN-009 in combination with standard-of-care ICI therapy. The company anticipates preliminary clinical results in Q3 2020. Genocea also intends to file an Investigational New Drug Application (IND) for GEN-011 later this quarter with preliminary clinical results expected in 1H 2021.

Genocea will host a GEN-011 virtual symposium on May 12th at 12 p.m. EDT with Eric Tran, PhD, who generated transformational data showing the potential of TIL therapy as a National Cancer Institute (NCI) fellow. Dr. Tran will provide a brief overview of the current T cell therapy landscape - including the evolution of adoptive cell therapy and the need for new approaches to improve patient outcomes. Genocea will provide an in-depth profile of GEN-011 - a potential best-in-class adoptive T cell therapy -targeting an unprecedented breadth of relevant neoantigens, avoiding unwanted expansion of deleterious T cells and employing peripheral blood in a rapidly scalable manufacturing process to treat large cancer patient populations.

“Over the last quarter, we have conducted our GEN-009 clinical program and prepared GEN-011 for IND filing as planned,” said Chip Clark, President and Chief Executive Officer, Genocea. “We remain focused on the opportunity to create life-changing medicines for cancer patients during these uncertain and challenging times.”

First Quarter 2020 Financial Results

•	Cash position: As of March 31, 2020, cash and cash equivalents were $26.5 million versus $40.1 million as of December 31, 2019.

•	Research and Development (R&D) expenses: R&D expenses were $10.0 million for the quarter ended March 31, 2020, compared to $6.5 million for the same period in 2019.

•	General and Administrative (G&A) expenses: G&A expenses were $3.4 million for the quarter ended March 31, 2020, compared to $3.0 million for the same period in 2019.

•	Net loss: Net loss was $12.9 million for the quarter ended March 31, 2020, compared to $15.6 million for the same period in 2019.

Guidance
Genocea expects that its existing cash and cash equivalents are sufficient to support its operations into the first quarter of 2021.

Conference Call
Genocea will host a conference call and webcast today at 8:30 a.m. EDT. Interested participants may access the conference call by dialing (844) 826-0619 (domestic) or (315) 625-6883 (international) and referring to conference ID number 4855738. To join the live webcast, please visit the presentation page of the investor relations section of the Genocea website at https://ir.genocea.com/events-and-presentations. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 90 days.

About Genocea Biosciences, Inc.
Genocea’s mission is to conquer cancer by developing personalized cancer immunotherapies in multiple tumor types. Our unique ATLAS™ platform comprehensively profiles each patient’s T cell responses to potential targets, or antigens, on the tumor. ATLAS enables us to optimize the neoantigens for inclusion in our immunotherapies and exclude inhibitory antigens that can exert an immunosuppressive effect. We are advancing two ATLAS-enabled programs: GEN-009, our neoantigen vaccine for which we are conducting a Phase 1/2a clinical trial and expect preliminary clinical results in the third quarter of 2020, and GEN-011, our neoantigen-specific cell therapy using T cells derived from peripheral blood, for which we intend to file an Investigational New Drug Application in the second quarter of 2020. To learn more, please visit www.genocea.com.

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to GEN-009 and GEN-011, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.

(Tables to follow)

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31, 2020	December 31, 2019

Cash and cash equivalents	$26,509	$40,127
Other assets	18,683	12,484
Total assets	$45,192	$52,611

Debt, current and long-term	$13,515	$13,407
Accounts payable, accrued expenses and other liabilities	16,959	11,676
Warrant liability	1,705	2,486
Total liabilities	32,179	27,569
Stockholders' equity	13,013	25,042
Total liabilities and stockholders’ equity	$45,192	$52,611

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$9,987	$6,460
General and administrative	3,388	3,017
Total operating expenses	13,375	9,477
Loss from operations	(13,375)	(9,477)
Other income (expense)	522	(6,090)
Net loss	$(12,853)	$(15,567)

Net loss per share - basic and diluted	$(0.46)	$(1.22)
Weighted-average number of common shares used in computing net loss per share	28,141	12,713